American Century Variable Portfolios, Inc.
                               Exhibit 77O
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
Fund     Issuer         Ticker Principal Amount (US$)Amount Purchased (Trade Date Price Underwriter    U/W      Currency U/W Spread
VP CAPAP Huntsman CorporHUNon  $ 1,385,227,302  $ 2,780,700.00     2/10/2005      $23.0000    CSFB     4.500%     USD      $1.035
VP CAPAP LAZARD LTD     LAZ    $ 854,579,050    $   412,700.00     5/4/2005       $25.0000    GSCO     5.000%     USD      $1.250
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